Exhibit T3A-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:30 AM 02/03/2017
FILED 11:30 AM 02/03/2017
SR 20170635298 - File Number 6304190

CERTIFICATE OF FORMATION

OF

HARRAH’S JOLIET LANDCO LLC

This Certificate of Formation is being executed as of January 13, 2017 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

1. Name. The name of the limited liability company is Harrah’s Joliet Landco LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, New Castle County, Delaware 19808. The registered agent of the Company for service of process is Corporation Service Company located at 2711 Centerville Road, Suite 400, in the City of Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Joan D. Donovan
Joan D. Donovan, an Authorized Person